UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 27, 2007 (June 20, 2007)

CRESTED CORP.
(Exact Name of Company as Specified in its Charter)

Colorado	0-8773	84-0608126
(State or other jurisdiction of	(Commission File No.)	(I.R.S. Employer
incorporation or organization)		Identification No.)

Glen L. Larsen Building
877 North 8th West Riverton, WY		82501
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (307) 856-9271

Not Applicable
Former Name, Former Address or Former Fiscal Year,, If Changed From Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

 ☐   Written communications pursuant to Rule 425 under the Securities Act
 ☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act
 ☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
 ☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Section 8: Other Events

Item 8.01.  Other Events.

-	Credit Facility for Sutter Gold Mining Inc.

On June 20, 2007, U.S. Energy Corp. and Crested Corp., acting pursuant to the USECC Joint Venture Agreement between the two corporations, signed a Line of Credit and Loan Agreement (the “agreement”) with Sutter Gold Mining Inc. (“Sutter”), by which the Joint Venture has agreed to loan up to $1 million to Sutter for Sutter’s working capital requirements.  Loans under the agreement all will be due on or before June 20, 2009, with quarterly interest at an annual rate of 12%.  Loans under the agreement will be collateralized by interests in Sutter’s gold properties in California.

At any time, at the Joint Venture’s sole election, all principal outstanding (but not interest, which must be paid quarterly in cash) may be converted to common stock of Sutter at a 10% discount to the 10 day volume weighted average price before payment, subject to approval by the TSX-V (where Sutter’s stock is traded).  Prepayment without penalty is allowed.

Terms of the Line of Credit and Loan Agreement were negotiated and approved by the independent directors of Sutter and USE, and by the directors of Crested.

Section 9. Financial Statements and Exhibits. None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this amended report to be signed on its behalf by the undersigned hereunto duly authorized.

CRESTED CORP.

Dated: June 27, 2007	By:	/s/ Keith G. Larsen
Keith G. Larsen, Co-Chairman